EXHIBIT 99.1

NetSol Technologies Limited Pakistan, (“NetSol PK”), a majority owned subsidiary of NetSol Technologies, Inc., today announced financial results for the quarter ended March 31, 2025.

Financial Highlights Q3, 2024-25

●	Company posted revenues of PKR 2,287 million compared to PKR 2,247 million in corresponding quarter of last fiscal year

●	Gross profit remained at PKR 858 million compared to PKR 984 million in the corresponding period

●	Company reported a net profit of PKR 177 million compared to PKR 64 million last year

Revenues for the quarter ended March 31, 2025 slightly increased to PKR 2,287 million from PKR 2,247 million in the same quarter of last fiscal year. The company reported a gross profit of PKR 858 million compared to PKR 984 million in the comparative quarter of last fiscal year. The company posted a net profit of PKR 177 million or an EPS of PKR 2.03 per diluted share in comparison of a net profit of PKR 64 million or an EPS of PKR 0.72 per diluted share in the same quarter of fiscal 2024.